EXHIBIT 16.1

Madsen & Associates CPA’s, Inc.
684 East Vine Street, Suite 3
Salt Lake City, UT 84107

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Re:  Green Dragon Wood Products, Inc., File No. 000-53379

Dear Sir or Madam:

This letter will confirm that we reviewed Item 4.01 of the Company’s Form 8-K dated February 10, 2009, captioned “Changes in Registrant’s Certifying Accountant,” and that we agree with the statements made therein as they relate to Madsen & Associates CPA’s Inc.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

MADSEN & ASSOCIATES CPA’S INC.

 S /Madsen & Associates CPA’s, Inc

Salt Lake City, UT 84107
February 10, 2009